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                                RJR Nabisco Holdings Corp.

                     (Name of Registrant as Specified In Its Charter)

                                RJR Nabisco Holdings Corp.

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         (Close-up on poster of RJ Reynolds Tobacco Company logo, pan back bring speaker, James W. Johnston, into view)

              Over the last few days, Bennett LeBow, (display of "James
         W. Johnston, Chairman" across the bottom of the screen) the man who is trying to take control of RJR Nabisco, has taken some reckless and irresponsible actions. I want you to know where your company's management stands on these issues.

              Wednesday, March 13, LeBow announced an agreement to settle with the plaintiffs' lawyers in the Castano case and with four of the attorneys general suing the tobacco industry. That means that Liggett may no longer be a defendant in the Castano case, which alleges that cigarettes are addictive, and in the attorney general suits looking for money from the tobacco companies to repay state Medicare bills. As part of that settlement, LeBow has agreed to cooperate with the plaintiffs' attorneys against the other members of the industry in the Castano litigation.

              Moreover, he has agreed not to fight FDA regulation of cigarettes. And to sweeten the pot for the plaintiffs' lawyers and the attorneys general, he has promised that our, company will be a part of these settlements if he gains control. Included in the settlement were provisions that would require Reynolds tobacco to annually pay about $125 million for twenty-five years and to give up Joe Camel and other important marketing programs.

              In addition, settlements in the attorneys general cases could reach another $175 million per year, $400 million a year in all.

              And, despite LeBow's claims, this will not end such litigation. In fact, if tobacco companies start paying in these cases, the most likely outcome is that more lawsuits will be filed by greedy plaintiffs' attorneys.

              We believe we can win the existing cases in the courtroom, and we cannot let LeBow drag our company into a settlement.

              If anyone had doubts about the ruinous impact LeBow might have upon our company and our future, his actions over the last few days should make it clear that he should not be given control of this company.

              When you cut to the heart of the matter, we have every reason to believe that his actions are nothing but an



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         irresponsible and reckless ploy to influence RJR's
         shareholders.

              Now that you, have first-hand evidence of just how far LeBow is willing to go to gain control of our company, I think you'll understand why Andy Schindler and I will have to devote a significant amount of our time between now and our annual meeting on April 17 to doing everything in our power to ensure that these corporate raiders do not take over this company. This is the most important thing I can do for all of us.

              I do not intend to let LeBow win, and I resent having to spend my time this way at a point when I want to be working with all of you to build a stronger future for our business. This should be a time when we're all working as a team to reposition Winston and Salem for success and to further strengthen the nation's fastest growing premium brand, Camel. Moonlight, and our other micro-brands which are all exceeding our expectations, and, are pushed to go forward with other exciting new innovations.

              The only way we can continue the progress we began in mid 1995 is for all of us ... manufacturing, marketing, sales, research and development ... all of us ... to join together behind our common goals, with no interference from Bennett LeBow or any other outside parties.

              We've faced many challenges together in recent years and we have met them all successfully. We've greatly reduced our company's debt and put it back on solid financial footing. We've helped defeat a harsh federal excise tax on cigarettes. We faced down hostile anti-tobacco congressmen in Washington. And we've marched together in the streets to show our support for our company and our industry.

              Through all of that, and much more, I've always known I could count on all of you. Now, it's more critical than ever that all of you, stay focused on our business; you can count on Andy and me to represent all of us well, as we travel around the country to meet with our major shareholders. They, will play a major role in the vote on April 17 to get rid of Mr. LeBow and his cronies.

              And most of you, are not only employees, but shareholders in this company. When you receive your proxy cards in the mail for the upcoming annual meeting, you will be asked to vote for either our current board of directors or Bennett LeBow's hand-picked crowd. You, will have the opportunity to help get rid of Mr. LeBow, by voting the white card in support of your management and board of directors.


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              Working together, without outside interference, we can
         build a better RJR tobacco.

                        (RJ Reynolds Tobacco Company logo)
















































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